EXHIBIT 2.1
AMENDMENT NO. 2 TO
PURCHASE AGREEMENT
     THIS AMENDMENT NO. 2 TO THE PURCHASE AGREEMENT (this “Amendment”), dated as of November 11, 2005, is by and between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (“Seller”), MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED, an indirect wholly-owned subsidiary of Mellon and a corporation formed under the Companies Act 1985 by The Registrar of Companies for England and Wales (“UK Seller”, and together with Seller, hereinafter referred to as the “Sellers”), AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation (“Buyer”), ACS BUSINESS PROCESS SOLUTIONS LIMITED, an indirect wholly-owned subsidiary of Buyer (“UK Buyer”) and AFFILIATED COMPUTER SERVICES OF GERMANY GMBH, an indirect wholly-owned subsidiary of Buyer (“German Buyer”, and together with Buyer and UK Buyer, hereinafter referred to as the “Buyers”).
RECITALS
     WHEREAS, the Buyers and the Sellers are parties to that certain Purchase Agreement, dated as of March 15, 2005, as amended by that certain Amendment No. 1 to Purchase Agreement, dated May 25, 2005 (collectively, the “Purchase Agreement”); and
     WHEREAS, the Buyers and the Sellers desire to amend the Purchase Agreement; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.
     NOW THEREFORE, in consideration of the mutual promises and covenants herein and intending to be legally bound, the Buyers and the Sellers do hereby agree as follows:
     1. The Purchase Agreement is hereby amended to add a new Section 2.6 thereto to read as follows:
“2.6 Adjustment to Payment of Purchase Price. The parties acknowledge and agree that the reduction to the Purchase Price pursuant to Section 6.14(d) for the Estimated Deferred Compensation Plan Adjustment should have been $32,045,000 instead of $31,557,000 and, in light of such difference, at the Closing, Buyer overpaid the Purchase Price by $488,000. The parties agree to adjust the final payment paid pursuant to Section 2.5 of the Purchase Agreement to reflect Buyer’s overpayment at Closing of $488,000 plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate.”
     2. Section 7.6 of the Purchase Agreement is hereby amended to delete subsection (c) in its entirety and replace it with the following:
“(c) Except as provided in the next sentence, each of the Effective Time Receivables and the Post-Effective Time Receivables shall be identified in a schedule prepared by Buyer and delivered to Seller on or before October 31,

2005. Buyer shall prepare and deliver to Seller on or before November 7, 2005 a schedule setting forth the Effective Time Receivables for the Belgium operations of the Company and the Subsidiaries and the Post-Effective Time Receivables for the United Kingdom operations of the Company and the Subsidiaries. Each schedule delivered by Buyer will identify the Specified Receivables in reasonable detail, including identifying the account obligor, the outstanding account balance and any reserves related thereto, the aging of the Specified Receivable and the applicable Specified Receivable Trigger Date for each Specified Receivable. Following the delivery of a schedule, Seller shall have thirty calendar days to review such schedule. In the event Seller does not raise an objection within such thirty calendar day period, the Effective Time Receivables and Post-Effective Time Receivables set forth on such schedules shall be final. In the event Seller raises an objection, Seller shall identify such objection in reasonable detail and Buyer and Seller shall endeavor in good faith to resolve such objection. In the event an objection is raised with respect to a particular Effective Time Receivable or a particular Post-Effective Time Receivable, such Effective Time Receivable or Post-Effective Time Receivable, as applicable, shall not be deemed final until either resolved to the mutual satisfaction of the parties or resolved pursuant to Section 16.15 of this Agreement.”
     3. Section 16.10 of the Purchase Agreement is hereby amended to delete the Seller address information set forth therein and replace it with the following:
     “If to Seller and such notice or communication relates to Article XII of this Agreement, addressed to:
Mellon Financial Corporation
Room 1925 One Mellon Center
Pittsburgh, PA 15258
Attention: Len Heinz, Assistant General Counsel
Fax: 412-234-8417
     If to Seller and such notice or communication relates to any provision of this Agreement other than Article XII, addressed to:
Mellon Financial Corporation
Room 4826 One Mellon Center
Pittsburgh, PA 15258
Attention: Corporate Secretary
Fax: 412-234-1684”
     4. Miscellaneous. The Parties agree that the provisions of Article XVI of the Purchase Agreement will be deemed to be incorporated by reference into this Amendment and made a part hereof. For purposes of the foregoing, the parties agree that all references to “this Agreement” contained in Article XVI of the Purchase Agreement will, for purposes hereof, be deemed to be references to this Amendment and not to the Purchase Agreement.

     IN WITNESS WHEREOF, Seller, UK Seller, Buyer, UK Buyer and German Buyer have caused this Amendment to be executed by its duly authorized representatives as of the date first written above.

MELLON FINANCIAL CORPORATION

By:	/s/ STEVEN G. ELLIOTT

Name:	Steven G. Elliott

Title:	Senior Vice Chairman

MELLON CONSULTANTS EUROPEAN HOLDINGS LIMITED

By:	/s/ BARRIE ATHOL

Name:	Barrie Athol

Title:	Director

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ JOHN REXFORD

Name:	John Rexford

Title:	Executive Vice President

ACS BUSINESS PROCESS SOLUTIONS LIMITED

By:	/s/ JOHN REXFORD

Name:	John Rexford

Title:	Under power of attorney dated March 14, 2005

AFFILIATED COMPUTER SERVICES OF GERMANY GMBH

By:	/s/ JOHN REXFORD

Name:	John Rexford

Title:	Under power of attorney dated March 14, 2005